DATED 26 FEBRUARY 2016

MMAC HOLDINGS CS LTD.

POWER OF ATTORNEY

REF: DC/BT/J0333-124568

THIS POWER OF ATTORNEY is made on              2016

BY	MMAC HOLDINGS CS LTD., a company incorporated under the laws of the Cayman Islands whose registered office is situated at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (the “Company”).

WHEREAS	The Company has determined to enter into certain transactions and in connection therewith has determined to appoint the Attorneys (as hereinafter defined) to be the Company’s attorneys-in-fact for the purposes noted below.

IT IS AGREED AND DECLARED THAT

In exercise of the power(s) in that behalf contained in its Articles of Association, the Company HEREBY APPOINTS each of Robert L. Young, Frank J. Nasta, Laura Del Prato, Julie A. Roach, Lauren Paino, Jessica K. Ditullio, Elizabeth A. Davin, John T. Fitzgerald, Pamela L. Woodley, Gregory S. Samuels, Carmine Lekstutis and Michael M. D’Ambrosio and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such attorney-in-fact in such attorney-in-fact’s name, place and stead, to:

1.	sign any and all registration statements, including registration statements on Form N-1A, Form N-2 and Form N-14, or other filings made with the Securities and Exchange Commission or any state regulatory agency or authority applicable to the above named Company, and any amendments or supplements thereto, and withdrawals thereof, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission or any state regulatory agency or authority, as appropriate, (together the “Transaction Documents”) granting unto said attorney-in-fact and agent full power and authority, as appropriate, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person in his or her capacity as a Director or officer of the Company, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

2.	approve and complete any other document (including any document appointing a substitute Attorney) the Attorneys or any of them shall think necessary, advisable, convenient or otherwise desirable for the purposes of implementing or otherwise giving effect to the transactions contemplated by the Transaction Documents (such documents being referred to in this Power of Attorney as “Ancillary Documents”);

3.	execute under hand, personal seal, as a deed or by affixing, and witnessing the affixing of, the common seal of the Company and deliver, on behalf of and in the name of the Company, all or any of the Transaction Documents and the Ancillary Documents;

4.	make any amendments to any of the Transaction Documents and the Ancillary Documents (including any change of parties thereto) as the Attorneys or any of them shall think necessary, advisable, convenient or otherwise desirable and to approve, complete, amend, execute under hand, personal seal, as a deed or by affixing, and witnessing the affixing of, the common seal of the Company and deliver, on behalf of and in the name of the Company, any document which effects or otherwise evidences such amendment;

5.	do any act or other thing which the Attorneys or any of them shall think necessary, advisable, convenient or otherwise desirable in connection with or in relation to the transactions contemplated by any of the Transaction Documents and the Ancillary Documents; and

6.	make any payment(s) and accept any payment(s) on behalf of the Company which are required to be made or accepted for the purposes of the transactions contemplated by any of the Transaction Documents and the Ancillary Documents and waive, on behalf of the Company, any conditions precedent to any of the Transaction Documents and the Ancillary Documents.

PROVIDED ALWAYS that the Attorneys and each of them shall exercise the powers conferred by this Power of Attorney within the parameters of such restrictions as may be imposed on such exercise by, and in all respects in accordance with, the provisions of the Transaction Documents.

AND IT IS FURTHER AGREED AND DECLARED THAT

1.	The Company confirms and acknowledges that execution by the Attorneys or any of them of any of the Transaction Documents or the Ancillary Documents shall be conclusive evidence of the Attorneys’ or, as the case may be, the Attorney’s approval of any amendments which may have been made thereto.

2.	The Company hereby ratifies and confirms, and agrees to ratify and confirm, any acts and other things whatsoever that the Attorneys or any of them shall do or purport to do by virtue of this Power of Attorney including any such acts and things done between the time of revocation of this Power of Attorney and the time of that revocation becoming known to the Attorneys.

3.	The Company hereby authorises and empowers the Attorneys and any of them to acknowledge in the name of and as the act and deed of the Company this Power of Attorney and to register and record this Power of Attorney in any office and/or registry in any country and to procure to be done any and every other act and thing whatsoever which may in any way be necessary, advisable, convenient or otherwise desirable for authenticating and otherwise giving full effect to this Power of Attorney according to the law and usages of any country as fully and effectually as could the Company.

4.	By the execution of this Power of Attorney, the Company undertakes to indemnify, and hereby indemnifies, each of the persons named above as Attorneys (and any substitutes or delegates of such Attorneys) of the Company from and against all actions, proceedings, losses, costs, damages, expenses, claims, demands and other liabilities of any nature whatsoever which any or all of them may suffer or otherwise incur by reason of their acting pursuant to or in reliance on this Power of Attorney.

5.	This Power of Attorney shall be governed by and construed in accordance with the laws of the Cayman Islands.

IN WITNESS whereof this Power of Attorney has been executed as a Deed on the day and year first above written.

EXECUTED AS A DEED for and on behalf of MMAC HOLDINGS CS LTD.:		)
		)	/s / Robert Aspinall
		)	Duly Authorised Signatory
)
		)	Name:	Robert Aspinall
)
		)	Title:	Director
in the presence of:

/s/ Deanna Derrick
Signature of Witness

Name:	Deanna Derrick
190 Elgin Avenue, Georg Town,
Address:	Grand Cayman KY1-9005, Cayman Islands

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